September 2010 Preliminary Terms No. 503 Registration Statement No. 333-156423 Dated August 26, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011
Equity LinKed Securities (“ELKS®”)
ELKS offer an enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) that will be determined on the pricing date, and will have the terms described below, as supplemented by the accompanying prospectus supplement and prospectus. The ELKS do not guarantee the return of any principal at maturity. At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the common stock of Bank of America Corporation decreases to or below the downside threshold price on any trading day over the term of the ELKS, a number of shares of common stock of Bank of America Corporation equal to the equity ratio (as defined below) or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of common stock of Bank of America Corporation or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Pricing date:	September 24, 2010
Original issue date:	September 29, 2010 (3 business days after the pricing date)
Maturity date:	March 25, 2011
Underlying equity:	Bank of America Corporation common stock
Underlying equity issuer:	Bank of America Corporation
Coupon:
9% to 11% per annum (approximately equivalent to $0.4400 to $0.5378 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis. The actual coupon will be determined on the pricing date.

Coupon payment dates:	Monthly, on the 25th of each month, beginning on October 25, 2010
Payment at maturity	If on any trading day from but excluding the pricing date to and including the valuation date:
(per ELKS):	•	the closing price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
•
the closing price has decreased to or below the downside threshold price, then you will receive shares of Bank of America Corporation common stock in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of common stock or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	The closing price of the underlying equity on the pricing date
Downside threshold price:	75% of the initial equity price
Equity ratio:	$10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	March 22, 2011, subject to adjustment for non-trading days and certain market disruption events.
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61759G315
ISIN:	US61759G3157
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per ELKS	$10	$0.15	$9.85
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor. The lowest price payable by an investor is $9.95 per ELKS. Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for ELKS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

The ELKS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0210001

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Investment Overview

ELKS®

Equity LinKed Securities

ELKS pay a periodic, above-market, fixed rate coupon, on a per annum basis. At maturity, the ELKS will pay either (i) an amount of cash equal to $10 (the stated principal amount of the ELKS), if the closing price of the underlying equity has not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, or (ii) a number of shares of the underlying equity equal to the equity ratio, or, if we so elect, the cash value thereof (determined as of the valuation date), if the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date.

The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the underlying equity except in certain limited circumstances. Once the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, the ELKS are exposed on a 1:1 basis to the negative or positive performance of the underlying equity.

Maturity:	Approximately 6 months

Coupon:
9% to 11% per annum (approximately equivalent to $0.4400 to $0.5378 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis. The actual coupon will be determined on the pricing date.

Minimum payment at maturity:	There is no minimum payment at maturity.

Underlying Equity Overview

Bank of America Corporation
Bank of America Corporation is a bank holding company and a financial holding company. Its SEC file number is 001-06523.
Information as of market close on August 24, 2010
Bloomberg Ticker Symbol:	BAC	52 Weeks ago:	$17.35
Current Stock Price:	$12.64	52 Week High (on 4/15/2010):	$19.48
Current Dividend Yield:	0.32%	52 Week Low (on 8/24/2010):	$12.64

The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-06523 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the underlying equity issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Equity” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying equity issuer is accurate or complete.

September 2010	Page 2

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Key Investment Rationale

The ELKS offer a short-term income oriented strategy linked to the underlying equity.

▪	A coupon per annum which is higher than the current dividend yield on the underlying equity.

▪	No potential to participate in any appreciation in the underlying equity, except in certain limited circumstances.

▪	ELKS do not guarantee the return of any principal.

Key Benefits

The ELKS provide investors with a coupon greater than the current dividend rate on the underlying equity and greater than the rate we would pay on a conventional debt security with the same maturity in exchange for the risk that investors receive shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) worth less than the stated principal amount if the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date. The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the underlying equity except in certain limited circumstances.
Enhanced Yield	▪	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying equity.
	▪	The coupon will be paid regardless of the performance of the underlying equity.
Scenario #1	▪
If the closing price of the underlying equity has not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, the ELKS will redeem at maturity for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity at maturity is above the initial equity price.

Scenario #2	▪
If the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, the ELKS will redeem at maturity for a number of shares of the underlying equity or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of these shares or that cash could be worth substantially less than the stated principal amount and may be zero. In this scenario, the ELKS will have outperformed the underlying equity on a per annum basis to the extent that the coupon exceeds the dividend yield.

Summary of Selected Key Risks (see page 12)

▪	No guaranteed return of principal.

▪	No participation in appreciation of Bank of America Corporation common stock, except in certain limited circumstances.

▪	The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.

▪	The market price of the ELKS may be influenced by many unpredictable factors, including the value and volatility of Bank of America Corporation common stock.

▪	The ELKS will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	No affiliation with Bank of America Corporation.

▪	We may engage in business with or involving Bank of America Corporation without regard to your interests.

September 2010	Page 3

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

▪	Maturity date of the ELKS may be accelerated.

▪	You have no shareholder rights.

▪	The ELKS may become exchangeable into the common stock of companies other than Bank of America Corporation.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Bank of America Corporation common stock.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the ELKS.

▪	The U.S. federal income tax consequences of an investment in the ELKS are uncertain.

September 2010	Page 4

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Fact Sheet

The ELKS offered are senior unsecured obligations of Morgan Stanley, do not guarantee the return of any principal at maturity and have the terms described below, as supplemented by the accompanying prospectus supplement and prospectus. At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price on any trading day over the term of the ELKS, a number of shares of the underlying equity or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares or that cash may be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS do not guarantee the return of any principal at maturity. The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the ELKS are subject to the credit risk of Morgan Stanley. “ELKS” is a registered service mark of Citigroup Global Markets Inc. used under license.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September 24, 2010	September 29, 2010 (3 business days after the pricing date)	March 25, 2011, subject to adjustment for non-trading days and certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10 per ELKS (see “Syndicate Information” on page 9)
Stated principal amount:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Underlying equity:	Bank of America Corporation common stock
Underlying equity issuer:	Bank of America Corporation
Coupon:
9% to 11% per annum (approximately equivalent to $0.4400 to $0.5378 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis. The actual coupon will be determined on the pricing date.

Coupon payment dates:	Monthly, on the 25th of each month, beginning on October 25, 2010
Payment at maturity:	If on any trading day from but excluding the pricing date to and including the valuation date:
	•	the closing price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
•
the closing price has decreased to or below the downside threshold price, then you will receive shares of Bank of America Corporation common stock in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of common stock or that cash may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	The closing price of the underlying equity on the pricing date
Downside threshold price:	75% of the initial equity price
Equity ratio:	$10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	March 22, 2011, subject to adjustment for non-trading days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 12.

September 2010	Page 5

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61759G315
ISIN:	US61759G3157
Minimum ticketing amount:	100 ELKS
Tax considerations:
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the ELKS and subject to the discussion in the accompanying prospectus supplement for ELKS under “United States Federal Taxation,” you agree with us to treat an ELKS, under current law, as a unit consisting of (i) an option on a forward contract written by you to us that, if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) or, if we so elect, the cash value of the underlying equity determined as of the valuation date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract. Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described in the section of the accompanying prospectus supplement for ELKS called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Tax Treatment of the ELKS ― ELKS with a Term Equal to or Less Than One Year.” The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for ELKS.

Please read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS concerning the U.S. federal income tax consequences of an investment in the ELKS.

Neither this summary nor the section of the accompanying prospectus supplement for ELKS called “United States Federal Taxation” addresses the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should a holder receive shares of the underlying equity. Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of the underlying equity.

In addition, we will not attempt to ascertain whether the underlying equity issuer is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended. If the underlying equity issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or other disposition of the ELKS. Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlying equity issuer and consult their tax advisers regarding the possible consequences to them if the underlying equity issuer is or becomes a USRPHC.

 On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

September 2010	Page 6

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the ELKS by taking positions in the underlying equity, in options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity. Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity. For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ELKS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any ELKS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the ELKS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2010	Page 8

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Syndicate Information
Issue price of the ELKS	Selling concession	Principal amount of ELKS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	>$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the ELKS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the ELKS. We encourage you to read the accompanying prospectus supplement for ELKS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2010	Page 9

ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

How the ELKS Work
The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The closing price of the underlying equity does not decrease to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The closing price of the underlying equity decreases to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, and you receive a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares or that cash may be significantly less than the stated principal amount of the ELKS and could be zero. You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming an exact six-month term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity during the term of the ELKS, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price over the term of the ELKS, including on the valuation date. The numbers appearing in the following tables have been rounded for ease of analysis.

The hypothetical examples are based on the following terms and assume a term of six months:

▪	Stated principal amount (per ELKS):	$10
▪	Hypothetical initial equity price:	$12.00 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪	Hypothetical equity ratio:	0.8333 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪	Hypothetical downside threshold price:	$9.00 (75% of the hypothetical initial equity price)
▪	Hypothetical annual coupon:	10.00%
▪	Hypothetical annualized dividend yield:	0.50%

TABLE 1: This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $9.00 on any trading day from but excluding the pricing date to and including the valuation date. Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$ 0.00	N/A*	N/A	N/A	N/A	N/A
$ 8.00	N/A*	N/A	N/A	N/A	N/A
$ 9.60	$ 10.00	$ 0.500	$ 10.500	-19.75%	5.00%
$ 10.80	$ 10.00	$ 0.500	$ 10.500	-9.75%	5.00%
$ 12.00	$ 10.00	$ 0.500	$ 10.500	0.25%	5.00%
$ 15.00	$ 10.00	$ 0.500	$ 10.500	25.25%	5.00%
$ 18.00	$ 10.00	$ 0.500	$ 10.500	50.25%	5.00%
$ 21.00	$ 10.00	$ 0.500	$ 10.500	75.25%	5.00%
$ 24.00	$ 10.00	$ 0.500	$ 10.500	100.25%	5.00%
*Assumes that if the closing price at maturity was below the hypothetical downside threshold price of $9.00 at maturity, the closing price would have also decreased to or below the hypothetical downside threshold price at some time on or prior to the valuation date. In this case, the investor would suffer a loss as set out below in Table 2. Nonetheless, if the underlying equity had decreased to or below the downside threshold price on the maturity date, but had not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, investors would still be entitled to receive at maturity the $10 stated principal amount.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity has decreased to or below the downside threshold price of $9.00 on any trading day from but excluding the pricing date to and including the valuation date. Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$ 0.00	$ 0.00	$ 0.500	$ 0.500	-99.75%	-95.00%
$ 3.00	$ 2.50	$ 0.500	$ 3.000	-74.75%	-70.00%
$ 8.40	$ 7.00	$ 0.500	$ 7.500	-29.75%	-25.00%
$ 9.60	$ 8.00	$ 0.500	$ 8.500	-19.75%	-15.00%
$ 10.80	$ 9.00	$ 0.500	$ 9.500	-9.75%	-5.00%
$ 11.40	$ 9.50	$ 0.500	$ 10.000	-4.75%	0.00%
$ 12.00	$ 10.00	$ 0.500	$ 10.500	0.25%	5.00%
$ 15.00	$ 12.50	$ 0.500	$ 13.000	25.25%	30.00%*
$ 18.00	$ 15.00	$ 0.500	$ 15.500	50.25%	55.00%*
$ 21.00	$ 17.50	$ 0.500	$ 18.000	75.25%	80.00%*
$ 24.00	$ 20.00	$ 0.500	$ 20.500	100.25%	105.00%*
*You will not receive a positive return on the ELKS in excess of the total monthly coupon payments unless (1) the closing price of the underlying equity on any trading day from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) is greater than the initial equity price.

Because the closing price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the price of the underlying equity over the term of the ELKS on the amount payable to you at maturity, if any. However, the price of the underlying equity may not increase or decrease over the term of the ELKS in accordance with any of the trends depicted by the hypothetical examples above. The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity falls to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date and (b) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date).

You can review the historical prices of the underlying equity in the section below called “Historical Information” on page 17. The historical performance of the underlying equity should not be taken as an indication of its future performance during the term of the ELKS. It is impossible to predict whether the price of the underlying equity will rise or fall during the term of the ELKS, whether the price of the underlying equity will or will not decrease to or below the downside threshold price during the term of ELKS, or whether the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) will be above the initial equity price.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Risk Factors

The ELKS offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS. Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of their particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS. For a complete list of risk factors, please see the accompanying prospectus supplement for ELKS and the accompanying prospectus.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal. The ELKS combine features of equity and debt. The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price over the term of the ELKS, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares. If we deliver shares of the underlying equity at maturity (or the cash value of such shares, determined as of the valuation date) in exchange for each ELKS, the value of those shares or that cash, as applicable, may be significantly less than the stated principal amount of each ELKS and could be zero. In addition, if we elect to deliver cash in lieu of shares of the underlying equity at maturity, the amount of cash we deliver will be determined as of the valuation date. Therefore, you will not participate in any appreciation of the underlying equity between the valuation date and the maturity date. See “How the ELKS Work” on page 10.

▪
You will not participate in any appreciation in the value of the underlying equity, except in certain limited circumstances. You will not participate in any appreciation in the price of the underlying equity, and your return on the ELKS will be limited to the interest payable on the ELKS, unless: (i) the closing price of the underlying equity declines to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, scheduled to be March 22, 2011, and (ii) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) has recovered and is greater than the initial equity price of the underlying equity. See “How the ELKS Work” on page 10.

▪
The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS. You are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the ELKS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

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The ELKS will not be listed and secondary trading may be limited. The ELKS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the ELKS. MS & Co. may, but is not obligated to, make a market in the ELKS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to maturity.

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Market price of the ELKS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market. We expect that generally the price of the underlying equity on any day, including in relation to the downside threshold price, will affect the value of the ELKS more than any other single factor. However because the payment on the ELKS is not directly correlated to the value of the underlying equity, the ELKS will trade differently from the underlying equity. Other factors that may influence the value of the ELKS include:

o	whether the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day;

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

o	the volatility (frequency and magnitude of changes in price) of the underlying equity;

o	the dividend rate on the underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying equity issuer and the price of the underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

o	the occurrence of certain events affecting the underlying equity issuer that may or may not require an adjustment to the equity ratio; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity. For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the underlying equity has declined below the initial equity price, especially if the closing price has decreased to or below the downside threshold price on any trading day after the pricing date of the ELKS.

You cannot predict the future performance of the underlying equity based on its historical performance. The price of the underlying equity may decrease to or below the downside threshold price and remain below the initial equity price to maturity (or the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) so that you will receive at maturity shares of the underlying equity or cash worth less than the stated principal amount of the ELKS. We cannot guarantee that the price of the underlying equity will stay above the downside threshold price over the life of the ELKS or that, if the price of the underlying equity has decreased to or below the downside threshold price, the price of the underlying equity will recover and be at or above the initial equity price at maturity or on the valuation date, as applicable, so that you will receive an amount at least equal to the stated principal amount of the ELKS.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the ELKS at any time in secondary market transactions will likely be significantly lower than the original issue price, since the secondary market prices are likely to exclude commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the ELKS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of the underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The underlying equity issuer has no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS. None of the money you pay for the ELKS will go to the underlying equity issuer.

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Morgan Stanley may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity issuer. These research reports may or may not recommend that investors buy or hold the underlying equity.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

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Maturity date of the ELKS may be accelerated. The maturity of the ELKS will be accelerated if (i) the closing price of the underlying equity on any two consecutive trading days is less than $1.00 or (ii) there is an event of default with respect to the ELKS. The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the ELKS. See “Description of ELKS—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for ELKS.

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You have no shareholder rights. Investing in the ELKS is not equivalent to investing in the underlying equity. As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity. In addition, you do not have the right to exchange your ELKS for cash or for the underlying equity prior to maturity.

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The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer. Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying equity issuer based on the closing price of such successor’s common stock. We describe the specific corporate events that can lead to these adjustments in the section of the accompanying prospectus supplement called “Description of ELKS—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity. MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for certain events affecting the underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying equity. For example, the calculation agent is not required to make any adjustments if the underlying equity issuer offers common stock for cash or in connection with acquisitions. If an event occurs that does not require the calculation agent to adjust the amount of the underlying equity deliverable at maturity, the market price of the ELKS may be materially and adversely affected.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS. As calculation agent, MS & Co. will determine whether the closing price of the underlying equity has decreased to or below the downside threshold price during the term of the ELKS, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying equity, the cash value of such shares on the valuation date, any adjustment to the equity ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events. Any of these determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the amount payable to you at maturity of the ELKS. See the section of the accompanying prospectus supplement called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS. The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the ELKS. One or more of our subsidiaries expect to carry out hedging activities related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity. Some of our subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value thereof, determined as of the valuation date) at maturity.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

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The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS. If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Information about the Underlying Equity

Bank of America Corporation is a bank holding company and a financial holding company. The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Bank of America Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-06523 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding Bank of America Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Description of ELKS––The Underlying Equity Issuer and Underlying Equity––Public Information” in the accompanying prospectus supplement for ELKS.

These preliminary terms relate only to the ELKS offered hereby and do not relate to the underlying equity or other securities of Bank of America Corporation The issuer has derived all disclosures contained in these preliminary terms regarding Bank of America Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America Corporation Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Bank of America Corporation is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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ELKS® Based on the Common Stock of Bank of America Corporation due March 25, 2011 Equity LinKed Securities

Historical Information

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying equity for each quarter in the period from January 1, 2007 through August 24, 2010. The closing price of the underlying equity on August 24, 2010 was $12.64. The associated graph shows the closing prices for the underlying equity for each day in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the underlying equity as an indication of its future performance. No assurance can be given as to the closing price of the underlying equity on any trading day during the term of the ELKS.

Bank of America Corporation (CUSIP 060505104)	High ($)	Low ($)	Dividends ($)
2007
First Quarter	54.05	49.46	0.56
Second Quarter	51.82	48.80	0.56
Third Quarter	51.87	47.00	0.64
Fourth Quarter	52.71	41.10	0.64
2008
First Quarter	45.03	35.31	0.64
Second Quarter	40.86	23.87	0.64
Third Quarter	37.48	18.52	0.64
Fourth Quarter	38.13	11.25	0.32
2009
First Quarter	14.33	3.14	0.01
Second Quarter	14.17	7.05	0.01
Third Quarter	17.98	11.84	0.01
Fourth Quarter	18.59	14.58	0.01
2010
First Quarter	18.04	14.45	0.01
Second Quarter	19.48	14.37	0.01
Third Quarter (through August 24, 2010)	15.67	12.64	0.01

We make no representation as to the amount of dividends, if any, that Bank of America Corporation may pay in the future. In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America Corporation

Bank of America Corporation common stock – Daily Closing Prices January 1, 2007 to August 24, 2010

September 2010	Page 17